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Exhibit 99.1

CONTACT:	FOR IMMEDIATE RELEASE
Robert H. Barghaus Chief Financial Officer (203) 661-1926, ext. 6668
Jane F. Casey Vice President (203) 661-1926, ext. 6619

BLYTH, INC. PLACES U.K. SPECIALTY RETAIL
OPERATION IN ADMINISTRATIVE RECEIVERSHIP

        GREENWICH, CT, USA, December 27, 2002: Blyth, Inc. (NYSE:BTH) today announced that it had elected to place Wax Lyrical Limited, its U.K.-based specialty retail chain of 35 candle stores with annualized Net Sales of approximately $16 million, in administrative receivership. The Company currently expects substantial full fiscal year 2003 operating losses at Wax Lyrical, and to report an estimated loss on disposal of Wax Lyrical in its 2003 fourth fiscal quarter, impacting earnings per share by approximately $.04 - $.06. This reduces the 2003 fourth fiscal quarter EPS outlook to $.49 -$.54 versus $.29 for the same period last year.

        The Company made its initial investment in Wax Lyrical in 1998, acquired majority interest in February 2000, and currently owns substantially all of the outstanding shares. During that time, Wax Lyrical has been unable to achieve sustained profitability, largely due to the fact that distribution of candles and related accessories has become increasingly more mainstream, with the major retail chains as well as specialty retailers offering a wide variety of competitive product.

        Besides Wax Lyrical, Blyth has a significant wholesale business in the U.K. and Europe through Blyth HomeScents International, marketing home fragrance products and related accessories through its Colony Group, based in the U.K., and its Gies Group, based in Germany. In addition, Blyth markets its products directly to consumers in the U.K. and Europe through its PartyLite direct sales unit. Blyth's exiting of the retail channel is expected to have no effect on the balance of its European businesses.

        Robert B. Goergen, Blyth's Chairman of the Board and CEO, said, "Blyth's investment in Wax Lyrical offered us an additional opportunity to understand the marketplace for home fragrance products in the U.K. and Europe. However, specialty retailers have faced significant challenges in recent years as the economy slowed. In addition, fragranced candles have become more readily available to consumers, as evidenced by the success of our direct sales and consumer wholesale operations, undermining the viability of niche players such as Wax Lyrical. We have learned a lot, with the results clearly indicating that our combined direct sales and consumer wholesale strategy is the preferred method of growth for Blyth in what remains a very attractive marketplace for our products."

        Blyth, Inc., with annualized net sales of approximately $1.2 billion, is headquartered in Greenwich, CT, USA. The Company designs, manufactures and markets an extensive line of candles and home fragrance products including scented candles, potpourri and other fragranced products, as well as tabletop illumination products and portable heating fuel, and markets a broad range of related candle accessories. Its products are sold direct to the consumer under the PartyLite® brand, to retailers in the premium and specialty retail channels under the Colonial Candle of Cape Cod®, Colonial at HOME®, Kate's™ and Carolina® brands, in the mass retail channel under the Florasense®, Ambria® and FilterMate® brands and to the Foodservice industry under the Ambria®, Sterno® and HandyFuel® brand names. In Europe, its products are also sold under the Colonial, Gies, Ambria and Carolina brands. Blyth also markets a broad range of Creative Expressions products, including home décor and giftware products under the CBK™ brand, seasonal products under the Midwest of Cannon Falls® and JMC Impact™ brands, and paper-related products under the Jeanmarie® brand.

        This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts. Actual results could differ materially due to various factors, including the current slowing of the United States economy as a whole and the continuing weakness of the retail environment, the effects of our restructuring, the risk that we will be unable to maintain the Company's historic growth rate, the Company's ability to respond appropriately to changes in product demand, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign products, risks associated with our ability to recruit new independent sales consultants, our dependence on key management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, and other factors described in this press release, in the Company's Quarterly Report on Form 10-Q for the quarter ended October 31, 2002 and in the Company's Annual Report on Form 10-K for the year ended January 31, 2002.

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  Exhibit 99.1
BLYTH, INC. PLACES U.K. SPECIALTY RETAIL OPERATION IN ADMINISTRATIVE RECEIVERSHIP